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                                  RISK FACTORS

     RRUN HAS A LIMITED OPERATING HISTORY. RRUN's operations are subject to the many risks inherent in a development stage business enterprise operating in a market dependent upon new technology. The likelihood of RRUN's success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in a new business and the competitive environment in which it operates. Since inception, RRUN's efforts have been limited primarily to organizational activities and it has generated no revenues to date. Its operating history is insufficient for an investor to rely on in making a judgment about RRUN's future performance. RRUN cannot be certain that its business strategy will be successful or that it will successfully address the risks and uncertainties related to RRUN's limited operating history.

     WE CANNOT ASSURE YOU THAT RRUN'S OPERATING RESULTS WILL BE PROFITABLE. RRUN's lack of operating history and unproven business model make it difficult to accurately forecast RRUN's future revenues or results of operations. RRUN has no meaningful historical financial data upon which to base planned operating expenses, and its sales and operating results are difficult to forecast. A variety of factors may cause RRUN's annual and quarterly operating results to fluctuate significantly. Many of these factors are outside of RRUN's control and include:

  -     the  effectiveness  of  its  sales  and  marketing  campaign;
  -     market  acceptance  of  RRUN's  products;
  - the amount and timing of its operating costs and capital expenditures;
  - introductions by its competitors of new or enhanced services or products;
  - price competition and fluctuations in the prices of the products that RRUN sells;
  -     changes  in  its  management  team  and  key  personnel;  and
  - fluctuations in general economic conditions and economic conditions specific to RRUN's industry.

     One or more of these factors could materially and adversely affect gross margins and operating results in future periods. Given RRUN's stage of development and level of revenues, we cannot assure you that RRUN can meet these estimates, that the assumptions are reliable, or that RRUN will, at any point, attain profitability.

     WE HAVE NOT ACHIEVED PROFITABILITY AND, GIVEN THE LEVEL OF OUR PLANNED OPERATING AND CAPITAL EXPENDITURES, WE EXPECT TO CONTINUE TO INCUR LOSSES AND NEGATIVE CASH FLOWS THROUGH AT LEAST 2002. Our accumulated deficit since inception as of March 31, 2001 was approximately $484,424 (See Pro forma Consolidated Statement of Operations for the Period July 1, 2000 to March 31, 2001 as filed with the Commission on August 20, 2001 on Form 8-K) Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will be harmed.

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     WE  MAY  NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADDITIONAL FINANCING MAY
NOT BE AVAILABLE, WHICH COULD AFFECT RRUN'S ABILITY TO CONTINUE OPERATIONS. We currently anticipate that our available cash resources, combined with the net
proceeds  from  planned  financing  from  private  placement  funding  will   be
sufficient to meet our anticipated working capital and capital expenditure requirements for the twelve months after June 30, 2001. However, our resources
may  not  be  sufficient  for  our  working  capital  and  capital   expenditure
requirements. We may need to raise additional funds through public or private debt or equity financing in order to:

  - take advantage of opportunities, including international expansion or acquisitions of complementary businesses or technologies;
  -     develop  new  products  or  services;  or
  -     respond  to  competitive  pressures

     ANY ADDITIONAL FINANCING WE MAY NEED MAY NOT BE AVAILABLE ON TERMS FAVORABLE TO US, OR AT ALL. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or services or otherwise respond to unanticipated competitive pressures, and our business could be harmed. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including those set forth in this "Risk Factor" section.

     RRUN MAY NOT RECEIVE ADEQUATE COOPERATION FROM THE MAJOR RECORD LABELS, WHICH COULD NEGATIVELY AFFECT ITS ABILITY TO GENERATE REVENUES. Even though RRUN's management believes that RAHX is a viable solution to the digital music dilemma, we cannot assure you that the major records labels will cooperate with RRUN. If the major record labels do not cooperate in providing content, then RRUN will move towards securing relationships with independent record labels. The Internet has become a valuable tool for independents, as they can forgo many of the middlemen in music distribution and place their materials directly in the hands of consumers. However, compared to major record labels, independent record producers own much smaller catalogs, and produce content that is not as popular. As a result, dependence on independent labels may produce lower revenues, and adversely affect RRUN's ability to become profitable and to sustain profitability.

     RRUN IS DEPENDENT ON KEY PERSONNEL. RRUN'S SUCCESS IS HIGHLY DEPENDENT UPON CERTAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL. Ray Hawkins and Pavel Bains have played important roles in RRUN's founding, development and promotion. In addition, RRUN is dependent upon the services of Edwin Kwong, Saya Kyvrikosaios, and Emanuel Koseos . Although RRUN intends to enter into employment agreements with these Executive Officers, the loss of any of them could adversely affect RRUN's business, financial condition, and results of operations. RRUN intends to apply for and obtain "key man" life insurance on the life of its Executive Officers. We cannot assure you that these persons will remain with RRUN in the future due to circumstances either within or outside of their control. In addition, competition for qualified personnel is intense, and we cannot assure you that RRUN will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified personnel would adversely effect RRUN's business.

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THE  PUBLIC  MARKET  FOR OUR SECURITIES IS RELATIVELY NEW, WHICH MEANS YOU COULD
EXPERIENCE DIFFICULTY IN SELLING YOUR SHARES. At the present time, there is a public market for our securities. Although our securities are quoted on the NASD Over the Counter Bulletin Board, there is no assurance that a regular trading market will develop or that a market will be sustained, or that our securities purchased by the public in the offering may be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one. In any event, due to the fact that our securities are presently considered "penny stock" many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral. Our securities are not eligible for listing on the Nasdaq Stock Market at this time. We anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

  -     actual  or  anticipated  variations  in  our  results  of  operations;
  -     our  ability  or  inability  to  generate  new  revenues;
  -     increased  competition;  and
  -     conditions  and  trends  with the Internet and the Entertainment
        Industry.

Further, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.